Exhibit 99.1

GRIFOLS, S.A.

RESTRICTED SHARE UNIT AWARD PLAN

1.                                      Purpose

The purpose of the Grifols, S.A. Inc. Restricted Share Unit Award Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by enabling the Company to offer employees of the Company and its Affiliates share-based incentives, thereby creating a means to (x) raise the level of equity ownership by such individuals, (y) attract, retain and reward such individuals and (z) strengthen the mutuality of interests between such individuals and the Company’s shareholders.  The Plan shall be effective as of January 1, 2015.

2.                                      Definitions

Whenever used in the Plan, the following terms will have the respective meanings set forth below:

(a)                                 “Affiliate” means any firm, limited liability company, partnership, or corporation (other than the Company) that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

(b)                                 “Annual Bonus” means an annual bonus under the Bonus Program that is payable to a Participant in cash with respect to any given Plan Year.

(c)                                  “Award Agreement” means the written instrument that sets forth the terms and conditions of an RSU Award, including all amendments thereto.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Bonus Program” means, with respect to any Participant, the applicable annual bonus program or plan maintained by the Company or an Affiliate from time to time.

(f)                                   “Cause” means, with respect to a Participant’s Termination of Employment, unless otherwise specified in a Participant’s Award Agreement on the Grant Date, a termination due to (i) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (ii) perpetration by the Participant of an illegal act or dishonesty that could have a significant adverse effect on the Company or any of its Affiliates, or its or their assets or reputation; (iii) any act by the Participant of fraud, misappropriation or embezzlement; (iv) the Participant’s gross negligence, willful misconduct or material breach of fiduciary duty with regard to the Company or any of its Affiliates, as determined by the Committee; (v) the Participant’s breach of any agreement with the Company or any of its Affiliates, including, without limitation, any non-competition, non-solicitation, non-disclosure or confidentiality agreement entered into between the Participant and the Company or any of its Affiliates; (vi) the

Participant’s violation of material policies, practices and standards of behavior of the Company or any of its Affiliates; or (vii) the Participant’s insubordination or willful and deliberate failure or refusal to perform his or her duties or responsibilities for any reason other than illness, incapacity or Disability.

(g)                                  “Change of Control” means, unless otherwise defined in the applicable Award Agreement and subject to Section 13(b)(ii), the occurrence of any of the following: (A) a Person, acting individually or jointly with other Persons (in each case, other than any Person or group of Persons consisting solely of shareholders of the Company as of the Effective Date), acquires, directly or indirectly, securities representing 35% or more of the combined voting power of the securities of the Company; (B) the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’ shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; or (C) the sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Company to any Person.

(h)                                 “Class B Share” means a non-voting Class B ordinary share of the Company, nominal value €0.05 per share.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended, and the rulings issued and regulations promulgated thereunder.

(j)                                    “Committee” means a committee of the Board to which the authority to administer the Plan is delegated.  To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

(k)                                 “Company” means Grifols, S.A., a company (sociedad anónima) organized under the laws of the Kingdom of Spain.

(l)                                     “Deferral Election” means, with respect to a specified percentage (not exceeding 50%) of the Annual Bonus otherwise payable to a Participant, an irrevocable advance election made by such Participant pursuant to Section 5(b) hereof, to receive RSUs in lieu of such portion of the Annual Bonus.

(m)                             “Detrimental Activity” means without written authorization from the Company, directly or indirectly, in any capacity whatsoever, (A) own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Competitor; (B) solicit, aid or induce any customer of the Company or any Affiliate to curtail, reduce or terminate its business relationship with the Company or any Affiliate, or in any other way interfere with any such business relationships with the Company or any Affiliate; (C) solicit, aid or induce any employee, representative or agent of the Company or any Affiliate to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (D) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company, its Affiliates and any of their respective vendors, joint venturers or licensors; provided, that “Detrimental Activity” shall not apply to Participants who perform services in the State of California at the time of Termination of Employment.  As used herein, “Competitor” means any Person that is, directly or indirectly, in competition with the business or activities of the Company and its Affiliates.

(n)                                 “Disability” means, with respect to a Participant’s Termination of Employment, a permanent and total disability as defined in Section 22(e)(3) of the Code.  A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability.  Notwithstanding the foregoing, for an RSU Award that provides for settlement triggered upon a Disability and that constitutes a Section 409A Covered Award, the foregoing definition shall apply for purposes of vesting of such RSU Award, provided that for purposes of settlement of such RSU Award, such RSU Award shall not be settled until the earliest of: (i) the Participant’s “disability” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code; (ii) the Participant’s “separation from service” within the meaning of Section 409A of the Code; and (iii) the date such RSU Award would otherwise be settled pursuant to the terms of the Award Agreement.

(o)                                 “Effective Date” of the Plan means January 1, 2015.

(p)                                 “Election Form” means the form(s) established by the Company from time to time that an Eligible Employee completes, signs and returns to the Company to make a Deferral Election under the Plan. An Election Form also includes any other method approved by the Company that an Eligible Employee may use to make an election under the Plan. The Election Form shall specify the percentage (in increments of 5% up to 50%) of any Annual Bonus otherwise payable to a Participant to be deferred by such Participant.

(q)                                 “Eligible Employee” means an employee of the Company or an Affiliate designated by the Committee in its sole discretion to be eligible to participate in the Plan.  The Committee may prospectively determine that an employee is no longer an Eligible Employee for purposes of the Plan.

(r)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.  Any references to any section of the Exchange Act shall also be a reference to any successor provision.

(s)                                   “Fair Market Value” means, (i) with respect to a Grifols ADS, the closing price of one Grifols ADS as quoted on the NASDAQ Global Select Market on the last trading day immediately preceding the Grant Date/the average closing price of one Grifols ADS as quoted on the NASDAQ Global Select Market for the five trading days immediately preceding the Grant

Date and (ii) with respect to a Class B Share, the closing price of one Class B Share as quoted on the Mercado Continuo on the last trading day immediately preceding the Grant Date/the average closing price of one Class B Share as quoted on the Mercado Continuo for the five trading days immediately preceding the Grant Date.

(t)                                    “Grant Date” means the date on which a Participant is granted an RSU Award, as specified in a Participant’s Award Agreement.

(u)                                 “Grifols ADS” means one American Depositary Share of the Company evidenced by an American Depositary Receipt, each American Depositary Share representing one Class B Share.

(v)                                 “Non-US RSU” means, with respect to a Participant who is not a United States taxpayer, a restricted share unit representing the right to receive, upon vesting or upon a later date designated in an Award Agreement, a Class B Share on a one-for-one basis and designated as a Non-US RSU in the Participant’s Award Agreement.

(w)                               “Participant” means an Eligible Employee selected by the Committee to receive an RSU Award under the Plan.

(x)                                 “Person” means any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

(y)                                 “Plan” means this Grifols, S.A. Restricted Share Unit Award Plan, as in effect from time to time.

(z)                                  “Plan Year” means a calendar year.

(aa)                          “Retirement” means a Participant’s Termination of Employment on or after reaching age 65.

(bb)                          “RSU” means, unless the context requires otherwise, US RSUs and Non-US RSUs, collectively, provided that, an RSU shall be characterized as a US RSU or a Non-US RSU, as applicable, in the applicable Award Agreement, which characterization shall be definitive as to such grant of RSUs.

(cc)                            “RSU Award” means an award of RSUs, as described in Section 5.

(dd)                          “Section 409A” means Section 409A of the Code.

(ee)                            “Section 409A Covered Award” means any RSU Award that could constitute “nonqualified deferred compensation” within the meaning of Section 409A.

(ff)                              “Termination of Employment” means: (i) a termination of employment (for reasons other than a military or approved personal leave of absence) of a Participant from the

Company and its Affiliates; (ii) when an entity that is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate; or (iii) a Participant ceasing to provide services as an “employee” under applicable law and commencing to provide services in a non-employee status.  Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in an Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.  With respect to any Section 409A Covered Award, the determination of whether a Termination of Employment has occurred shall be made in accordance with Section 13(b) hereof.

(gg)                            “Treasury Regulations” means the regulations adopted by the United States Internal Revenue Service under the Code, as they may be amended from time to time.

(hh)                          “US RSU” means, with respect to a Participant who is a United States taxpayer, a restricted share unit representing the right to receive, upon vesting or upon a later date designated in an Award Agreement, a Grifols ADS on a one-for-one basis and designated as a US RSU in the Participant’s Award Agreement.

3.                                      Administration

(a)                                 The Committee.  The Plan shall be administered and interpreted by the Committee.

(b)                                 Grant and Administration of RSU Awards.  The Committee shall have full authority and sole discretion, as provided in Section 3(g), to grant and administer RSU Awards including the authority to:

(i)                                     select Eligible Employees to whom RSU Awards may from time to time be granted;

(ii)                                  determine the terms and conditions, not inconsistent with the terms and conditions of the Plan, of each RSU Award (including, but not limited to, any forfeiture or limitation or any vesting schedule or acceleration thereof);

(iii)                               adopt, alter and repeal any such sub-plans under the Plan as it shall deem necessary or advisable;

(iv)                              amend, after the Grant Date, the terms that apply to an RSU Award, provided that such amendment does not reduce the Participant’s right under the RSU Award;

(v)                                 generally, exercise such powers and perform such acts as the Committee deems necessary or advisable to promote the best interests of the Company and its Affiliates in connection with the Plan that are not inconsistent with the provisions of the Plan;

(vi)                              construe and interpret the terms and provisions of the Plan and any RSU

Award (and any Award Agreements relating thereto); and

(vii)                           correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement related thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan.

(c)                                  Compensation and Expenses.  Members of the Committee shall serve without compensation for their services unless otherwise determined by the Company.  The Company shall pay all expenses associated with administering the Plan.

(d)                                 Award Agreements.  All RSU Awards shall be evidenced by, and subject to the terms and conditions of, an Award Agreement executed by the Company and the Participant.

(e)                                  Guidelines.  Subject to Section 11, the Committee shall, in its sole discretion, have the authority to: (i) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, as it shall, from time to time, deem advisable, including, without limitation, adopting special guidelines and provisions for persons who are residing in, or subject to the taxes of, countries other than the United States to comply with applicable laws, including, without limitation, tax, securities and data protection laws, and may impose any limitations, restrictions and conditions on participation in the Plan as the Committee deems necessary, appropriate or advisable to comply with applicable laws, including, without limitation, tax, data protection and securities laws of such countries other than the United States; (ii) construe and interpret the terms and provisions of the Plan and any RSU Award granted under the Plan (and any Award Agreements related thereto); and (iii) otherwise supervise the administration of the Plan.

(f)                                   Liability; Indemnification.

(i)                                     The Committee and its members shall not be liable for any action or determination made in good faith with respect to the Plan.  To the maximum extent permitted by applicable law, no officer or employee of the Company or any Affiliate or member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any RSU Award granted under it.

(ii)                                  To the maximum extent permitted by applicable law and the certificate of incorporation and by-laws of the Company and to the extent not covered by insurance directly covering such person, each current or former officer or employee of the Company or any Affiliate and member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent such indemnification is not permitted under applicable law.  Such indemnification shall be in addition to any rights of indemnification provided under applicable law or the certificate of incorporation or by-laws of the Company or any Affiliate.  Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regards to an RSU Award granted to him or her.

(g)                                  Decisions Final.  All determinations, evaluations, elections, approvals, authorizations, consents, decisions, interpretations and other actions made or taken by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the sole and absolute discretion of all and each of them, and shall be final, binding and conclusive on all employees and Participants and their respective beneficiaries, heirs, executors, administrators, successors and assigns.

(h)                                 Delegation; Advisors.  The Committee may, from time to time as it deems advisable, to the extent permitted by applicable law:

(i)                                     delegate its responsibilities to officers or employees of the Company or an Affiliate, including delegating authority to officers to grant RSU Awards or execute Award Agreements or other documents on behalf of the Committee; and

(ii)                                  engage legal counsel, consultants, professional advisors and agents to assist in the administration of the Plan and rely upon any opinion or computation received from any such person.  Expenses incurred by the Committee in the engagement of any such person shall be paid by the Company.

(i)                                     Procedures.  The Committee shall hold meetings, subject to the by-laws of the Company, at such times and places as it shall deem advisable, including by telephone conference or by written consent.  The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

4.                                      Grifols ADSs and Class B Shares Subject to the Plan

(a)                                 Source and Counting.  Unless the Committee determines otherwise, Grifols ADSs or Class B Share, as applicable, that are issued under the Plan may be reacquired Grifols ADSs or Class B Shares, as applicable, including Grifols ADSs or Class B Shares, as applicable, contributed by the Company the Plan or Grifols ADSs or Class B Shares, as applicable, purchased by the Company on the open market for purposes of the Plan.  If and to the extent that any RSU Awards are forfeited or terminated, the Grifols ADSs or Class B Shares, as applicable, reserved for such forfeited RSU Awards shall again be available for purposes of the Plan.  In addition, any Grifols ADSs or Class B Shares, as applicable, delivered to the Company (or any Affiliate) to satisfy the Company’s (or any Affiliate’s) withholding obligation with respect to an RSU Award, shall also become available for the issuance of RSU Awards under the Plan.

(b)                                 Adjustments.  If there is any change in the number or kind of Grifols ADSs or Class B Shares, as applicable, outstanding by reason of a share dividend, spinoff, share split or reverse share split, or by reason of a combination, merger, reorganization, recapitalization or reclassification affecting the outstanding Grifols ADSs or Class B Shares, as applicable, as a class without the Company’s receipt of consideration, the maximum number of Grifols ADSs or Class B Shares, as applicable, available for RSU Awards under the Plan, the number of Grifols ADSs or Class B Shares, as applicable, covered by outstanding RSU Awards, the kind of Grifols ADSs or Class B Shares, as applicable, issued under the Plan and outstanding RSU Awards, shall be equitably adjusted by the Committee as the Committee determines, in good faith, to be necessary or advisable to reflect any increase or decrease in the number of, or change in the kind or value of, issued Grifols ADSs or Class B Shares, as applicable, to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under RSU Awards.  Fractional shares of Grifols ADSs or Class B Shares, as applicable, resulting from any adjustment pursuant to this Section 4(b) shall be aggregated until, and eliminated at, the time the RSUs are settled by rounding down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half.  No cash settlements shall be made with respect to fractional shares eliminated by rounding.  In addition, the Committee shall have the sole discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by this Section 4(b) or applicable law, including in the event of a Change of Control.  Any adjustments to outstanding RSU Awards shall be consistent with section 409A of the Code, to the extent applicable.  Any adjustments made by the Committee pursuant to this Section 4(b) shall be final, binding and conclusive on all Participants.

5.                                      RSU Awards

(a)                                 General Eligibility.  Subject to the terms and conditions of the Plan, the Committee shall have the sole discretion to grant RSUs to an Eligible Employee who is designated as a Participant under the Plan in the amount and at the time determined by the Committee in its sole discretion without regard to any election or in accordance with the election provisions under Section 5(b).  Each RSU that becomes vested shall represent the right of the Participant to receive one Grifols ADS or Class B Share, as applicable.  All RSU Awards granted to a Participant under Section 5(a) or 5(b) shall be credited to a Participant’s bookkeeping account on the Company’s records for purposes of the Plan.  RSU Awards and Award Agreements need not be uniform among Participants.

(b)                                 Deferral Elections.  Beginning with Plan Year 2016, the Committee shall have the sole discretion to grant to each Eligible Employee, who has timely filed with the Company a properly completed Election Form, a number of RSUs equal to the sum of (i) the quotient obtained by dividing (x) the specified percentage indicated on the Election Form multiplied by the Eligible Employee’s Annual Bonus, if any, awarded to him or her under the Bonus Plan by (y) the Fair Market Value of one Grifols ADSs or Class B Share, as applicable, on the Grant Date and (ii) an amount equal to fifty percent (50%) of such quotient (or such other percentage or amount as may be determined by the Committee in its sole discretion).  A Deferral Election will not be effective for any Plan Year unless a properly completed Election Form is received by the Company no later than the last day of the Plan Year immediately preceding the Plan Year to which the portion of the Annual Bonus to be deferred relates; provided, however, that with respect to any Annual Bonus related to the first Plan Year in which an Eligible Employee becomes eligible to participate in the Plan and solely to the extent determined by the Committee in its sole discretion, such Eligible Employee’s completed Election Form must be received by the Company within 30 days following the date on which such Eligible Employee first becomes eligible to participate in the Plan (provided that such election shall relate only to amounts earned subsequent to the date such Election Form is so received). Any Deferral Election under this paragraph (including a failure to make an election) shall remain in effect from Plan Year to each subsequent Plan Year unless a written request to modify or terminate that election for such subsequent Plan Year is submitted to the Company in accordance with the time periods provided hereunder applicable to an election with respect to such subsequent Plan Year.

(c)                                  Vesting of RSU Awards.  Unless the Participant’s Award Agreement provides otherwise, the RSUs subject to an RSU Award shall vest on the first day after the second anniversary of the Grant Date, (such date, the “Vesting Date”), subject to the Participant’s employment with the Company or any Affiliate from the Grant Date through the applicable Vesting Date and notwithstanding a Participant’s Retirement prior to such Vesting Date.  Except as provided below or in a Participant’s Award Agreement, the unvested portion of an RSU Award shall be forfeited if the Participant ceases to be employed by the Company or an Affiliate prior to the applicable Vesting Date.

(d)                                 Settlement of RSU Awards.  Unless the Committee determines otherwise, a Participant’s RSUs that become vested shall be settled on a one-for-one basis with Grifols ADSs (in the case of a US RSU) or Class B Shares (in the case of a Non-US RSU) within 30 days of the applicable Vesting Date; provided that in no event shall the RSUs be settled later than March 15 of the calendar year following the calendar year in which the Vesting Date occurs.  In the event of a Retirement, a Participant’s RSUs shall be settled on the Vesting Date, except to the extent Section 5(e)(i) applies to such Participant.  Notwithstanding the foregoing, the Committee, in its sole discretion, may deliver to any Participant, in lieu of settling any Participant’s vested RSU with a Grifols ADS (in the case of a US RSU) or a Class B Share (in the case of a Non-US RSU), an amount in cash equal to the Fair Market Value of the Participant’s vested RSU (including any dividends thereon in accordance with Section 5(f)) on the applicable settlement date.

(e)                                  Consequences of Termination of Employment.  Unless the Participant’s Award Agreement provides otherwise, if prior to a Vesting Date, a Participant incurs a Termination of Employment, the following rules shall apply:

(i)                                     If a Participant incurs a Termination of Employment by reason of a Participant’s death or Disability or by the Company or any Affiliate without Cause, all of the Participant’s unvested RSUs shall become immediately vested as of the date of such termination.  The Participant’s RSUs that become vested in accordance with this Section 5(e)(i) shall be settled on a one-for-one basis with Grifols ADSs or Class B Shares, as applicable, on the date that is 30 days after the Participant’s Termination of Employment; provided that in the event of the Participant’s death, payment shall be made to the Participant’s estate as soon as reasonably practicable following the Participant’s death; and provided further that the Committee, in its sole discretion, may deliver to any Participant (or any Participant’s estate), in lieu of settling any Participant’s vested RSU with a Grifols ADSs (in the case of a US RSU) or a Class B Share (in the case of a Non-US RSU), an amount in cash equal to the Fair Market Value of the Participant’s vested RSU (including any dividends thereon in accordance with Section 5(f)) on the applicable settlement date.

(ii)                                  If a Participant incurs a Termination of Employment for any reason other than those specified in Section 5(e)(i), the Participant will immediately forfeit all unvested RSUs.

(f)                                   Dividend Equivalents.  Unless otherwise determined by the Committee at the time of grant or thereafter, no Participant shall have a right to receive cash dividends or cash dividend equivalents in respect of RSUs subject to the Participant’s RSU Award.  Unless otherwise determined by the Committee at the time of grant or thereafter, Participants shall have the right to receive share dividends declared as a result of an adjustment as provided in Section 4(b) hereof, and any share dividends paid as a result of an adjustment pursuant to Section 4(b) shall be subject to the same vesting and forfeiture provisions that apply to the RSUs to which the share dividends relate.  Participants shall be entitled to receive dividends declared and paid from and after the date the Participant becomes the holder of record of the Grifols ADS or Class B Share, as applicable, received in settlement of the Participant’s RSUs that become vested.

6.                                      Detrimental Activity and Retirement

Unless otherwise determined by the Committee at grant, each RSU Award shall provide that in the event the Participant engages in Detrimental Activity following Retirement, (i) the Participant shall forfeit any outstanding RSUs for which the Vesting Date has not occurred as of the date of Retirement and (ii) the Committee shall be entitled to recover from the Participant an amount equal to any gain the Participant realized from any RSU Award that was granted to the Participant on or prior to the date of the Participant’s Retirement.

7.                                      Withholding of Taxes

All RSU Awards granted under the Plan shall be subject to applicable United States and non-United States federal, state, provincial and local tax withholding requirements, including, without limitation, requirements relating to income and employment taxes.  The Committee may require that the Participant or other person receiving RSU Awards pay to the Company or an Affiliate the amount of any United States or non-United States federal, state, provincial or local taxes that the Company or an Affiliate is required to withhold with respect to such RSU Awards, or the Company or an Affiliate may deduct from other wages paid by the Company or an Affiliate to the Participant the amount of any withholding taxes due with respect to such RSU Awards, or the Committee may, in its sole discretion, reduce the number of RSUs granted to a Participant in an amount sufficient to cover the Participant’s taxes, including, without limitation, required income tax withholding obligations and required employment tax withholding obligations (in a manner consistent with Section 1.409A-3(j)(4)(vi) of the Treasury Regulations, including, without limitation, the related income taxes resulting from the payment of such employment taxes).  In addition, the Committee may permit or require satisfaction of the Company’s or an Affiliate’s tax withholding obligation with respect to RSU Awards in whatever manner the Committee deems appropriate.

8.                                      Transferability of RSU Awards

Only the Participant has rights under an RSU Award during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution.  When a Participant dies, the personal representative or other person shall succeed to the rights of the Participant under the Plan.  Any such successor must furnish proof satisfactory to the Company of his or her right to receive the RSU Award under the Participant’s will or under the applicable laws of descent and distribution.

9.                                      Consequences of a Change of Control

In the event of a Change of Control, the Committee, subject to approval by the Board, may take any one or more of the following actions with respect to some or all outstanding RSU Awards, without the consent of any Participant:  (i) determine that all or a part of the outstanding RSU Awards shall become vested, as of the date of the Change of Control or at such other time as the Committee determines, (ii) determine that RSU Awards that remain outstanding after the Change of Control shall be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity), or (iii) determine that Participants shall receive a payment with respect to all or a part of outstanding RSU Awards in settlement of such RSU Awards (in such amount and form as may be determined by the Committee), subject to approval by the Board.  Such acceleration, conversion or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.

10.                               Requirements for Issuance of Shares

No Grifols ADSs or Class B Shares shall be issued in connection with any RSU Award hereunder unless and until all legal requirements applicable to the issuance of such Grifols ADSs or Class B Shares, as applicable, have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any RSU Award made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Grifols ADSs or Class B Shares, as applicable (including but not limited to any trading restrictions that may apply to a Participant with respect to such Grifols ADSs or Class B Shares, as applicable) as the Committee shall deem necessary or advisable, and certificates representing such Grifols ADSs or Class B Shares, as applicable, may be legended to reflect any such restrictions.  Certificates representing Grifols ADSs or Class B Shares, as applicable, issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.  No Participant shall have any right as a shareholder with respect to Grifols ADSs or Class B Shares, as applicable, covered by an RSU Award until Grifols ADSs or Class B Shares, as applicable, have been issued to the Participant in settlement of vested RSUs.

11.                               Amendment and Termination of the Plan

The Committee may amend or terminate the Plan at any time, including, but not limited to, amend or terminate the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations or as may be necessary to comply with United States or Spanish securities law or listing requirements, or to correct obvious drafting errors.  Notwithstanding the foregoing, no amendment will be made under this Section 11 which would adversely and materially affect the outstanding RSU Awards held by a Participant unless it is made with the Participant’s written consent or with the written consent of a majority of the Participants affected by the amendment.

12.                               Term of Plan

No RSU Award shall be granted after the tenth anniversary of the Effective Date of the Plan; provided that RSU Awards granted prior to such tenth anniversary may extend past that date in accordance with the terms and conditions of the Plan.

13.                               Miscellaneous

(a)           Compliance with Securities Laws.  The Plan and the obligations of the Company to issue or transfer Grifols ADSs or Class B Shares, as applicable, to Participants under RSU Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  As the Company is a foreign private issuer under the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan be exempt from all applicable provisions of Rule 16b-3 or its successors under the Exchange Act, except to the extent provided in section 16 of the Exchange Act.  The Committee may revoke any RSU Award if it is contrary to law or modify an RSU Award to bring it into compliance with any valid and mandatory government regulation.

(b)           Section 409A of the Code.  Although the Company does not guarantee to a Participant the particular tax treatment of any Award, all Awards are intended to comply with, or be exempt from, the requirements of Section 409A and the Plan and any Award Agreement shall be limited, construed and interpreted in accordance with such intent.  To the extent that any RSU Award is a Section 409A Covered Award, it is intended to be paid in a manner that will comply with Section 409A.  In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or for any damages for failing to comply with Section 409A.  Notwithstanding anything in the Plan or in an Award Agreement to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(i)            A termination of employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for vesting or payment upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of a Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean separation from service.  Notwithstanding any provision to the contrary in the Plan or the Award Agreement, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under

Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death.  All payments delayed pursuant to this Section 13(b)(i) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s separation from service or, if earlier, on the date of the Participant’s death.

(ii)           With respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change in Control, unless otherwise provided by the Committee at grant, the settlement of such Award shall not occur until the earliest of (i) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (ii) the date such Award otherwise would be settled pursuant to the terms of the applicable Award Agreement and (iii) the Participant’s “separation from service” within the meaning of Section 409A, subject to Section 13(b)(i).

(iii)          For purposes of Section 409A, a Participant’s right to receive any installment payments under the Plan or pursuant to an Award shall be treated as a right to receive a series of separate and distinct payments.

(iv)          Whenever a payment under the Plan or pursuant to an Award specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)           Successors and Assigns.  The Plan shall be binding on all successors and permitted assigns of a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate.

(d)           Severability of Provisions.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

(e)           Payments to Minors, Etc.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company and its Affiliates and their employees, agents and representatives with respect thereto.

(f)            Designation of Beneficiary.  Each Participant may designate a “beneficiary” or “beneficiaries” (which beneficiary may be an entity other than a natural person) to receive any payments that may be made following the Participant’s death.  Such designation may be changed or canceled by the Participant at any time without the consent of any such beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee.  If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s estate.  If a Participant designates more than one beneficiary, the interests of such beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

(g)           Funding of the Plan; Limitation on Rights.  This Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any RSU Awards under this Plan.  Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person.  No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company.  To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h)           Rights of Participants.  Neither the Plan nor the grant of any RSU Award thereunder shall give any Participant or other person the right to receive any Annual Bonus or any right to employment with the Company or an Affiliate, or limit in any way the right of the Company or an Affiliate to terminate a Participant’s employment.  A Participant’s selection to be granted an RSU Award at one time does not entitle such Participant to be granted an RSU Award at any other time.

(i)            No Acquired Rights.  In participating in the Plan, each Participant is deemed to acknowledge and accept that the Committee has the sole discretion to amend or terminate the Plan, to the extent permitted hereunder, at any time and that the opportunity given to the Participant to participate in the Plan is at the sole discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms).  Each Participant is deemed to further acknowledge and accept that (i) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (ii) the value of the RSUs or the Grifols ADSs or Class B Shares, as applicable, granted to a Participant shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any of its Affiliates, and (iii) the termination of the Participant’s employment with the Company or an Affiliate under any circumstances whatsoever will not give the Participant any claim or right of action against the Company or any of its Affiliates in respect of any loss of rights under the Plan or the Participant’s Award Agreement that may arise as a result of such termination of employment.

(j)            No Fractional Shares.  No fractional Grifols ADSs or Class B Shares, as applicable shall be issued or delivered under the Plan or any RSU Award.  The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Grifols ADSs or Class B Shares, as applicable, or whether such fractional Grifols ADSs or Class B Shares, as applicable, or any rights thereto shall be forfeited or otherwise eliminated.

(k)           Employees Subject to Taxation Outside the United States; No Tax Equalization.  With respect to Participants who are subject to taxation in countries other than the United States, the Committee may grant RSU Awards on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.  Neither the Company nor any of its Affiliates shall have any responsibility to such Participant with respect to any taxes owed or owing in or to any jurisdiction that such Participant incurs as a result of receiving an RSU Award and becoming a Participant in the Plan, nor shall the Company or any Affiliate provide any tax equalization payment to any Participant in respect of taxes owed or owing in or to any jurisdiction by a Participant.

(l)                 Data Protection.  By participating in the Plan, each Participant is deemed to consent to the collection, use and transfer, in electronic or other form, of Participant’s personal information as described in the Plan, Award Agreement and any other RSU Award grant materials by and among, the Participant, and as applicable, the Company or any of its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  Such personal information may include, without limitation, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, all for the exclusive purpose of implementing, administering and managing the Plan.

(m)          Governing Law.  The validity, construction, interpretation and effect of the Plan and Award Agreement issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

(n)           No Assignment of Benefits.  No RSU Award or other benefit payable under the Plan shall, except as otherwise specifically provided in the Plan or permitted by the Committee, be transferable by a Participant in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

(o)           Death/Disability.  The Committee may require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary or advisable to establish the validity of the transfer of an RSU Award.  The Committee also may require that the transferee agree to be bound by all of the terms and conditions of the Plan.

(p)           Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

(q)           Construction.  Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also in the feminine gender in all cases where they would so apply.  As used herein, (i) “or” shall mean “and/or” and (ii) “including” or “include” shall mean “including, without limitation.”  Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

(r)            Electronic Communications.  Notwithstanding anything else herein to the contrary, any Award Agreement or other document or notice required or permitted by the Plan or an RSU Award that is required to be delivered in writing may, to the extent determined by the Committee, be delivered and accepted electronically.  Signatures also may be electronic if permitted by the Committee.  The term “written agreement” as used in the Plan shall include any document that is delivered and/or accepted electronically.